Exhibit 99.1

Los Angeles Superior Court Rules in Favor of Beyond Meat on Don Lee Farms’ Trade Secret Misappropriation and Unfair Competition Claims

Court dismisses central claims made by Don Lee Farms

Beyond Meat continues to vigorously pursue its own claims, including millions of dollars in damages

EL SEGUNDO, Calif., August 31, 2021 – Beyond Meat (NASDAQ: BYND), a leader in plant-based meat, today announced the favorable ruling it received in its legal case with Don Lee Farms, a former co-manufacturer that was terminated by Beyond Meat after failing to meet its standards for quality and safety. In the ruling issued August 27, 2021, Los Angeles Superior Court Judge Holly J. Fujie granted Beyond Meat’s motion for summary adjudication on Don Lee Farms’ claims for misappropriation of trade secrets and unfair competition. As a result, those claims will not proceed to trial, which is now set for May 16, 2022.

The Court’s ruling puts an end to the fictional narrative Don Lee Farms has attempted to use throughout this case that Beyond Meat misappropriated Don Lee Farms’ trade secrets to manufacture the Beyond Burger and other products. Beyond Meat will vigorously defend against Don Lee Farms’ remaining claims against Beyond Meat, which are premised on Beyond Meat’s alleged breach of the parties’ contract and Don Lee Farms’ allegation that it was fraudulently induced to continue working with Beyond Meat despite profiting from the parties’ relationship. Beyond Meat also intends to pursue its own claims against Don Lee Farms—including its claim that Don Lee Farms misappropriated Beyond Meat’s trade secrets to create its own line of copycat products. Beyond Meat seeks millions of dollars in damages from Don Lee Farms and its owners Donald Goodman, Daniel Goodman, and Brandon Goodman.

Beyond Meat invested millions of dollars in research and development to bring its revolutionary products to consumers around the world. Don Lee Farms served as Beyond Meat’s co-

manufacturer from 2014 to the spring of 2017, when Beyond Meat discovered dangerous pathogens at Don Lee Farms’ facility in Mansfield, Texas. Unwilling to risk consumer safety, Beyond Meat terminated its relationship with Don Lee Farms. Don Lee Farms retaliated by suing Beyond Meat in 2017, asserting, among other things, claims for trade secrets misappropriation and unfair competition. Although Don Lee Farms had no prior experience manufacturing plant-based meat products, it claimed it owned the procedures for manufacturing Beyond Meat’s proprietary plant-based meat products. The Court has now outright rejected that claim.

About Beyond Meat

Beyond Meat, Inc. (NASDAQ: BYND) is one of the fastest growing publicly-traded food companies in the United States, offering a portfolio of revolutionary plant-based proteins made from simple ingredients without GMOs, bioengineered ingredients, hormones, antibiotics or cholesterol. Founded in 2009, Beyond Meat products are designed to have the same taste and texture as animal-based meat while being better for people and the planet. Beyond Meat’s brand commitment, Eat What You Love™, represents a strong belief that there is a better way to feed our future and that the positive choices we all make, no matter how small, can have a great impact on our personal health and the health of our planet. By shifting from animal-based meat to plant-based protein, we can positively impact four growing global issues: human health, climate change, constraints on natural resources and animal welfare. As of June 2021, Beyond Meat had products available at approximately 119,000 retail and foodservice outlets in over 80 countries worldwide. Visit www.BeyondMeat.com and follow @BeyondMeat, #BeyondBurger and #GoBeyond on Facebook, Instagram and Twitter and @BeyondMeatOfficial on TikTok.

Forward Looking Statements

Certain statements in this release constitute “forward-looking statements.” These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Beyond Meat believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are many risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the U.S. Securities and Exchange Commission (“SEC”) on March 1, 2021, and the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2021 filed with the SEC on

August 12, 2021, as well as other factors described from time to time in Beyond Meat’s filings with the SEC. Such forward-looking statements are made only as of the date of this release. Beyond Meat undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Contacts

Media:
Shira Zackai
shira.zackai@beyondmeat.com

Investors:
Fitzhugh Taylor and Raphael Gross
beyondmeat@icrinc.com